Exhibit 10.4

AKEBIA THERAPEUTICS, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

Effective as of May 10, 2013

Section 5.01 is amended such that the number of shares of Stock set forth in the first sentence thereof shall be 957,876.29, which number increases the number of shares of Common Stock reserved thereunder but also reflects the reverse stock split that the Corporation underwent pursuant to the filing of the Corporation’s Eight Amended and Restated Certificate of Incorporation, dated May 10, 2013 and in accordance with Section 8.01 of the Corporation’s Amended and Restated 2008 Equity Incentive Plan, as amended from time (the “Plan”).

Capitalized terms not defined herein have the meanings given them in the aforementioned Plan.

[End of Amendment No. 1 to Akebia Therapeutics, Inc. 2008 Equity Incentive Plan]